Exhibit 99.1

Sorrento and Wildcat Announce Resolution

SAN DIEGO, March 20, 2017 -- Sorrento Therapeutics, Inc. (NASDAQ:SRNE) (the "Company" or "Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs, and Wildcat Capital Management LLC ("Wildcat"), whose clients currently are major holders of the outstanding common stock of Sorrento, today jointly announced that they have reached a mutual understanding and resolution with respect to Wildcat’s claims seeking inspection of documents related to the Company’s private placement agreements announced by the Company in April 2016(“Inspection Demand Action”) and Wildcat’s derivative action against the Company and certain members of its Board of Directors filed in May 2016 (“Derivative Action”).

Since the filings of the above-mentioned suits, the Company and Wildcat have engaged in thorough discussions relating to the steps and measures necessary to undertake in order to increase Sorrento’s shareholder value.

Both parties are in agreement that Sorrento has made tremendous progress with respect to its corporate development initiatives, acquisition and accelerated development of high-value clinical programs, and focusing its strategy to drive shareholder value in both the near and long term. By the end of 2017, the Company expects to have several programs in clinical trials from oncology to pain management. As part of its core immuno-oncology business, Sorrento is preparing to file an IND for at least one CAR-T Phase I study.

From an administrative and operational standpoint, the Company has retained a Big 4 audit firm, Deloitte, and enhanced its senior executive team. Dr. Jerome Zeldis, MD, PhD, former Chief Medical Officer at Celgene Corporation, has been appointed as Chief Medical Officer and President of Clinical Development, and is charged with building out Sorrento’s clinical and regulatory capacity as it transcends to a clinical stage company. Miranda Toledano has been appointed as Executive Vice President for Corporate Development, and is charged with strategic planning and investor communication.

Wildcat and Sorrento have accordingly agreed to file the necessary papers to withdraw and dismiss Wildcat’s claims in the Inspection Demand Action and the Derivative Action. As part of their mutual understanding, Sorrento makes no admission of liability or wrongdoing in connection with the Inspection Demand Action, the Derivative Action or any other matter and will not have any monetary damages. The Company and Wildcat agree to closely work together to further increase shareholder value.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for immuno-oncology, inflammation and autoimmune diseases. Sorrento's lead product candidates include immunotherapies focused on the treatment of both solid tumors and hematological malignancies, as well as late stage pain products.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the status and mutual understanding with respect to the Inspection Demand Action and the Derivative Action; the Company’s consideration of certain measures designed to further increase stockholder value; any of the Company’s regulatory filings and clinical programs and studies; Sorrento's ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; Sorrento's expectations for its technologies and collaborations; Sorrento's and its subsidiaries' prospects; and other matters that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

© 2017 Sorrento Therapeutics, Inc. All Rights Reserved.

Contacts:

Kevin Herde

Executive Vice President & Chief Financial Officer

Tel: (858) 210-3736

kherde@sorrentotherapeutics.com

Miranda Toledano

Executive Vice President, Corporate Development

Tel: (858) 210-3700

mtoledano@sorrentotherapeutics.com